AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement dated this 18th day of February 2014 by and between Union Center National Bank (“Bank”) and Mr. Mark S. Cardone (“Executive”).

WHEREAS, Bank and Executive entered into an agreement dated April 12, 2013 with respect to Executive’s employment with Bank (the “Agreement”); and

WHEREAS, Bank and Executive are desirous of entering into an Amendment to the Agreement to clarify the payments, if any, to be made to Executive under certain circumstances.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1) Notwithstanding anything in Paragraphs 8 or 9 of the Agreement to the contrary, with respect to any payments due Executive under Paragraph 8 or 9, which relate to “two (2) times the annual salary” paid to Executive, such payment shall be calculated on the annual base salary in effect on December 31, 2013. For purposes of clarification, an Executive may receive a salary increase effective in calendar year 2014, but such increase shall not be included for purposes of calculating payments due Executive under the Agreement.

2) In all other respects the Agreement is hereby ratified and affirmed.

IN WITNESS WHEREOF, the Parties have set their hands and seals on the date and year first above written.

UNION CENTER NATIONAL BANK	EXECUTIVE

By /s/	Anthony C. Weagley	/s/	Mark S. Cardone
Anthony C. Weagley		Name: Mark S. Cardone
Its: President and CEO